Keith Bair, Senior Vice President and CFO
keith.bair@FARO.com, 407-333-9911

FARO Reports Sales Growth of 21.4%,
Net Income Growth of 10.0%

LAKE MARY, FL., July 29, 2008 - FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended June 28, 2008. Net income for the second quarter was $6.4 million, or $0.38 per diluted share, an increase of $0.6 million, compared to $5.8 million, or $0.39 per diluted share, in the second quarter of 2007.

Sales for the second quarter of 2008 were $57.7 million, an increase of $10.1 million, or 21.4%, from $47.6 million in the second quarter of 2007. New order bookings for the second quarter were $58.7 million, an increase of $8.3 million, or 16.5%, compared with $50.4 million in the second quarter of 2007.

“This was another solid quarter for our company with revenue growing nicely, due to ongoing demand for our products,” stated Jay Freeland, FARO’s President & CEO. “Our performance in both European and Asian markets was strong and more than offset weaknesses in the United States where the market has been affected by a slowing economy.”

Gross margin for the second quarter of 2008 was 62.8%, compared to 61.4% in the second quarter of 2007. Gross margin increased primarily as the result of a change in the sales mix resulting from an increase in unit sales of higher margin product lines.

Selling expenses as a percentage of sales increased to 29.6% in the second quarter of 2008, essentially flat with 29.4% in the second quarter of 2007. Increases in selling expenses in absolute dollars related to new sales personnel that were added to continue driving the Company’s growth.

General and administrative expenses were 12.1% of sales for the second quarter of 2008, marginally higher than the second quarter of 2007.

The Company increased spending in research and development to accelerate development of new product platforms. Accordingly, R&D costs were $3.2 million in the second quarter of 2008, an increase from $2.3 million in the second quarter of 2007.

Operating margin for the second quarter of 2008 was 13.6%, unchanged from the year ago quarter.

Income tax expense was $1.5 million for the second quarter of 2008 compared to $1.4 million in the second quarter of 2007 primarily as a result of an increase in pretax income. The Company’s effective tax rate was 19.3% in the second quarter of 2008 compared to 19.6% in the second quarter of 2007 due to an increase in taxable income in jurisdictions with lower tax rates.

“Year-to-date, we continue to execute well, with 18.2% revenue growth and 61.6% gross margin. However, we expect continued weakness in the U.S. economy and modest uncertainty in several European economies through the rest of this year. Accordingly, we are lowering our full-year 2008 revenue guidance from 20-25% growth to 15-20% growth while maintaining our previously issued gross margin guidance of 58-60% of sales,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;

•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;

•	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	the cyclical nature of the industries of our customers and the financial condition of our customers;

•	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;

•	the inability to protect our patents and other proprietary rights in the United States and foreign countries;

•
fluctuations in our annual and quarterly operating results and the inability to achieve our financial operating targets as a result of a number of factors including, without limitation (i) litigation and regulatory action brought against us, (ii) quality issues with our products, (iii) excess or obsolete inventory, (iv) raw material price fluctuations, (v) expansion of our manufacturing capability and other inflationary pressures, (vi) the size and timing of customer orders, (vii) the amount of time that it takes to fulfill orders and ship our products, (viii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (ix) increases in operating expenses required for product development and new product, marketing, (x) costs associated with new product introductions, such as product development, marketing, assembly line start-up costs and low introductory period production volumes, (xi) the timing and market acceptance of new products and product enhancements, (xii) customer order deferrals in anticipation of new products and product enhancements, (xiii) our success in expanding our sales and marketing programs, (xiv) start-up costs associated with opening new sales offices outside of the United States, (xv) fluctuations in revenue without proportionate adjustments in fixed costs, (xvi) the efficiencies achieved in managing inventories and fixed assets, (xvii) investments in potential acquisitions or strategic sales, product or other initiatives, (xviii) shrinkage or other inventory losses due to product obsolescence, scrap or material price changes, (xix) adverse changes in the manufacturing industry and general economic conditions, (xx) compliance with government regulations including health, safety, and environmental matters, (xxi) the ultimate costs of the Company’s monitoring obligations in respect of the Foreign Corrupt Practices Act (“FCPA”) matter; and (xxii) other factors noted herein;

•	changes in gross margins due to changing product mix of products sold and the different gross margins on different products;

•	our inability to successfully maintain the requirements of Restriction of use of Hazardous Substances (“RoHS”) and Waste Electrical and Electronic Equipment (“WEEE”) compliance into our products;

•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;

•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;

•	the effects of increased competition as a result of recent consolidation in the CAM2 market;

•
risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•
the inability to reach a final resolution of the FCPA matter with the DOJ or the SEC or reaching a resolution on the FCPA matter that differs from the resolution currently anticipated by the Company whether with respect to monetary sanctions ultimately paid by the Company to the SEC or DOJ or otherwise;

•	unforeseen developments in our FCPA matter or in complying with the FCPA in the future;

•	higher than expected increases in expenses relating to our Asia Pacific expansion or our Singapore manufacturing facility;

•	our inability to find less expensive alternatives to stock options to attract and retain employees;

•	the loss of our Chief Executive Officer or other key personnel;

•	difficulties in recruiting research and development engineers, and application engineers;

•	the failure to effectively manage our growth;

•	variations in the effective income tax rate and the difficulty in predicting the tax rate on a quarterly and annual basis; and

•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms.

•	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 17,000 installations and 7,800 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models -- or to perform evaluations against an existing model -- for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm -- the FaroArm; the world's best-selling laser tracker -- the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 28,	December 31,
(in thousands, except share data)	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$16,757	$25,798
Short-term investments	77,765	77,375
Accounts receivable, net	52,819	54,767
Inventories	38,140	29,100
Deferred income taxes, net	5,812	2,841
Prepaid expenses and other current assets	8,786	6,719
Total current assets	200,079	196,600
Property and Equipment:
Machinery and equipment	16,444	12,895
Furniture and fixtures	3,953	5,008
Leasehold improvements	3,604	3,296
Property and equipment at cost	24,001	21,199
Less: accumulated depreciation and amortization	(15,853)	(13,672)
Property and equipment, net	8,148	7,527
Goodwill	20,088	19,117
Intangible assets, net	9,169	5,970
Service inventory	12,491	10,865
Deferred income taxes, net	1,930	3,460
Total Assets	$251,905	$243,539
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$9,037	$12,450
Accrued liabilities	13,163	17,989
Income taxes payable	769	2,266
Current portion of unearned service revenues	10,331	8,594
Customer deposits	308	337
Current portion of obligations under capital leases	32	18
Total current liabilities	33,640	41,654
Unearned service revenues - less current portion	7,086	6,091
Deferred tax liability, net	1,157	1,073
Obligations under capital leases - less current portion	129	222
Total Liabilities	42,012	49,040
Commitments and contingencies - See Note O
Shareholders' Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 16,731,054 and 16,700,966 issued; 16,634,140 and 16,604,052 outstanding, respectively	17	17
Additional paid-in-capital	147,672	146,489
Retained earnings	53,289	43,545
Accumulated other comprehensive income	9,066	4,599
Common stock in treasury, at cost - 40,000 shares	(151)	(151)
Total Shareholders' Equity	209,893	194,499
Total Liabilities and Shareholders' Equity	$251,905	$243,539

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except per share data)	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
SALES	$57,749	$47,579	$103,839	$87,868
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	21,510	18,355	39,894	34,808
GROSS PROFIT	36,239	29,224	63,945	53,060

OPERATING EXPENSES:
Selling	17,076	14,022	31,504	26,326
General and administrative	7,014	5,495	12,660	10,518
Depreciation and amortization	1,120	951	2,135	2,042
Research and development	3,172	2,276	5,885	4,248
Total operating expenses	28,382	22,744	52,184	43,134
INCOME FROM OPERATIONS	7,857	6,480	11,761	9,926
OTHER (INCOME) EXPENSE
Interest income	(456)	(336)	(1,077)	(592)
Other (income) expense, net	419	(382)	182	(707)
Interest expense	7	2	448	4
INCOME BEFORE INCOME TAX	7,887	7,196	12,208	11,221
INCOME TAX EXPENSE	1,522	1,410	2,465	2,237
NET INCOME	$6,365	$5,786	$9,743	$8,984

NET INCOME PER SHARE - BASIC	$0.38	$0.39	$0.59	$0.61

NET INCOME PER SHARE - DILUTED	$0.38	$0.39	$0.58	$0.60

Weighted average shares - Basic	16,627,540	14,712,677	16,618,333	14,660,993

Weighted average shares - Diluted	16,784,473	14,980,519	16,758,363	14,877,636

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(in thousands)	June 28, 2008	June 30, 2007
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$9,743	$8,984
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,135	2,042
Amortization of stock options and restricted stock units	1,060	573
Provision for bad debts	446	28
Deferred income tax benefit	(1,329)	(188)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	4,049	(1,769)
Inventories	(8,856)	(784)
Prepaid expenses and other current assets	(1,877)	(659)
Income tax benefit from exercise of stock options	(43)	(2,260)
Increase (decrease) in:
Accounts payable and accrued liabilities	(8,962)	(1,703)
Income taxes payable	(1,542)	(1,163)
Customer deposits	186	(270)
Unearned service revenues	1,957	3,270
Net cash (used in) provided by operating activities	(3,033)	6,101

INVESTING ACTIVITIES:
Purchases of property and equipment	(1,952)	(1,345)
Payments for intangible assets	(3,333)	(148)
Purchases of short-term investments	(390)	(5,230)
Net cash used in investing activities	(5,675)	(6,723)

FINANCING ACTIVITIES:
Payments on capital leases	(81)	(55)
Income tax benefit from exercise of stock options	43	2,260
Proceeds from issuance of stock, net	80	3,356
Net cash provided by financing activities	42	5,561

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(375)	(1,415)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,041)	3,524

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	25,798	15,689

CASH AND CASH EQUIVALENTS, END OF PERIOD	$16,757	$19,213